Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BlackLine, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.01 par value per share, reserved for issuance pursuant to the 2016 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	3,000,841(2)	$70.55(3)	$211,709,333	0.00011020	$23,331

Total Offering Amounts					$211,709,333		$23,331

Total Fee Offsets(4)							–

Net Fee Due							$23,331

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2016 Equity Incentive Plan (the “2016 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents an automatic increase of 5% of the outstanding shares of the Registrant’s common stock on the last day of the immediately preceding fiscal year to the number of the Registrant’s common stock reserved for issuance under, and which annual increase is provided for, in the 2016 Plan.

(3)

Estimated in accordance with Rule 457 (c) and (h) solely for the purpose of calculating the registration fee on the basis of $70.55 per share, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Select Stock Market on February 21, 2023.

(4)	The Registrant does not have any fee offsets.